Exhibit 21
Subsidiaries of the Registrant
Chico’s Retail Services, Inc., a Florida corporation
Chico’s Distribution Services, LLC, a Georgia limited liability company
Pazo, Inc., a Florida corporation
Soma Intimates, LLC, a Florida limited liability company
White House | Black Market, Inc., a Florida corporation
FitAppCo, Inc., a Florida corporation
Chico’s Production Services, Inc., a Florida corporation
Chico’s Creative Designs, Inc., a Florida corporation
Chico’s Brand Investments, Inc., a Florida corporation